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                                                                  EXHIBIT 99.1


                                                           PRESS RELEASE

                                                           Contact:
                                                           Ezenia! Inc.
                                                           Laura M. Alessio
                                                           (781) 505-2192
                                                           lalessio@ezenia.com


          EZENIA! INC. ANNOUNCES 2003 SECOND QUARTER FINANCIAL RESULTS

BURLINGTON, MASS., August 14, 2003 - Ezenia!(R) Inc. (OTCBB: EZEN), a leading provider of real-time collaboration solutions for corporate and government networks and eBusiness, today reported its operating results for its fiscal second quarter and six months ended June 30, 2003.

As reported, the Company generated revenues of $2.1 million for the second quarter of 2003, compared to $3.2 million for the corresponding period of the previous year. For the six months ended June 30, 2003, reported revenues were $4.5 million, as compared with $5.9 million for the six months ended June 30, 2002.

Net loss for the fiscal second quarter and six months ended June 30, 2003 was $644,000 ($0.05 per share) and $766,000 ($0.06 per share), respectively, compared to a reported net loss for the quarter and six months ended June 30, 2002 of $8.5 million ($0.62 per share) and $20.4 million ($1.49 per share), respectively. The net loss for the quarter and six months ended June 30, 2002 included the effect of a write-down of inventory of approximately $2.3 million ($0.16 per share), and a provision for impairment of long-lived assets of approximately $2.1 million ($0.15 per share). In addition, the reported net loss for the six-month period ended June 30, 2002 included a write-off of goodwill of $10.7 million ($0.78 per share) related to the adoption of a new accounting standard.

"Our feelings are mixed with respect to the results for the second quarter and first six months of 2003," noted Khoa Nguyen, Ezenia! Chairman and CEO. "As expected, we have seen a decline in sales of traditional videoconferencing products and services. This was particularly steep in the second quarter, so much so that our total net revenues reported this quarter were actually lower than in the first quarter of 2003. We are encouraged to see a 32% increase in reported revenues for the InfoWorkSpace(TM) software product in the second quarter of 2003 over the same period last year, and a 43% increase in the six-month period year over year. Combined with the cost savings realized in our most recent restructuring, we are confident that the direction we are taking, which is to build our business towards profitability based on sales of InfoWorkSpace, irrespective of the less predictable sales and operating results for our legacy videoconferencing



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products, is the right one. We were also pleased to reach an agreement with
General Dynamics (NYSE: GD), which closed shortly after the end of the second quarter 2003, whereby in connection with an amendment to a software development agreement, GD agreed to terminate a put agreement with Ezenia!, resulting in the cancellation of our $2.9 million liability."

"However, the road ahead remains very challenging," continued Mr. Nguyen. "InfoWorkSpace bookings for this quarter fell short of expectations. A significant reason for this shortfall was the lengthy delay in the issuance of the interim and final reports from the Joint Interoperability Test Command
(JITC) and the Defense Information System Agency (DISA) certifying that InfoWorkSpace Version 2.5 has successfully complied with the Interoperability requirements as an enhancement to the Department of Defense Collaborative Tool Suite (DCTS). We were also disappointed that we have not been able to increase our gross profit margin on InfoWorkSpace sales in as significant a way as we had hoped. Because of these factors, our cash used in operations year to date is ($749,000), exacerbating the already challenging situation regarding the Company's liquidity and capital resources available at the end of 2002. In that regard, in addition to focusing on generating positive cash flow from operations during the remainder of 2003, the Board of Directors for Ezenia! will be exploring whether there are other external debt or equity financing alternatives which may become available."

The Company also announced that it had initiated legal proceedings against Datacraft Mexico, S.A. de CV ("Datacraft"), in an attempt to recover approximately $280,000 that is overdue to the Company. The amount unpaid represents approximately $255,000 overdue with respect to Datacraft's purchase of videoconferencing equipment that was resold to one of Datacraft's customers in Mexico, Comision Federal de Electricidad, and another approximately $25,000 related to consignment equipment never returned by Datacraft. Ezenia! will be seeking recovery of the amounts withheld by Datacraft for both the videoconferencing equipment order and the consignment item, plus unspecified damages. Said Mr. Nguyen, "Our second quarter 2003 results were heavily dependent on Datacraft fulfilling its contractual payment obligation to us for the videoconferencing equipment order. The impact of not receiving this payment on our reported second quarter 2003 revenue, ending cash balance, and, to the extent of our gross profit on this transaction, reported net loss, was severe. It is with deep regret and profound disappointment that we have been forced to take this action against our former reseller and partner, Datacraft. However, given the acute liquidity and capital resource constraints the Company is facing, we have concluded there is unfortunately no better option but to move forward with this proceeding."

ABOUT EZENIA! INC.

Ezenia! Inc. (OTCBB: EZEN), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet. By integrating voice, video and data collaboration, the Company's award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, whiteboarding, screen sharing and text chat. The ability to discuss projects, share information and modify documents allows users to significantly improve team


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communication and accelerate the decision-making process. More information about
Ezenia! Inc. and its product offerings can be found at the Company's Web site, www.ezenia.com.

                                Note to Investors

Statements included herein that are not historical facts include forward-looking statements. Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management's Discussion and Analysis section of the Company's 2002 Annual Report on Form 10-K for the year ended December 31, 2002, such as the evolution of Ezenia!'s market, dependence on major customers, rapid technological change and competition, the ability to successfully implement the Company's restructuring and cost reduction plan, risks associated with the acquisition of InfoWorkSpace (including the Company's ability to integrate the InfoWorkSpace product line and workforce) and other considerations that are discussed further in the Management's Discussion and Analysis section of the Company's 2002 Annual Report on Form 10-K for the year ended December 31, 2002 such as the Company's ability to implement the proposed refocusing of its business and to sustain viable operations. Copies of the Company's 2002 Annual Report on Form 10-K for the year ended December 31, 2002, or other publicly available financial information may be received at no charge by contacting Investor Relations at Ezenia!.

                                       ###

Note: Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc. Additional information on Ezenia! and its products is available at http://www.ezenia.com.


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                                  Ezenia! Inc.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                                               June 30,         December 31,
                                                                                 2003               2002
                                                                            ----------------   ---------------
                                 ASSETS

Current assets
  Cash and marketable securities                                                    $ 1,654           $ 2,403
  Accounts receivable, net                                                            1,154             1,780
  Inventories                                                                             0               112
  Prepaid software license                                                            1,960             1,008
  Other current assets                                                                  312               261
                                                                            ----------------   ---------------
               Total current assets                                                 $ 5,080           $ 5,564
                                                                            ================   ===============


                  LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                                                           $ 4,475           $ 4,193
Common Stock subject to put                                                           2,875             2,875
Total stockholders' equity                                                           (2,270)           (1,504)
                                                                            ----------------   ---------------
               Total liabilities and stockholders' equity                           $ 5,080           $ 5,564
                                                                            ================   ===============


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                                  Ezenia! Inc.
                 Condensed Consolidated Statements of Operations
                                 (In thousands)


                                                                          For the three months               For the six months
                                                                             ended June 30,                     ended June 30,
                                                                        2003             2002               2003            2002
                                                                     ---------        ---------          ---------       ---------
Net revenue                                                            $ 2,065          $ 3,207            $ 4,465       $  5,865
Cost of revenue                                                          1,152            4,115              2,004          5,513
                                                                     ---------        ---------          ---------      ---------
Gross profit (loss)                                                        913             (908)             2,461            352

Operating expenses
     Research and development                                              615            1,478              1,329          3,022
     Sales and marketing                                                   159            1,441                559          2,758
     General and administrative                                            469              726                752          1,223
     Depreciation and amortization                                           0              808                  0          1,681
     Occupancy and other facilities related cost                           317            1,051                593          1,953
     Impairment of long-lived assets                                         0            2,100                  0          2,100
                                                                     ---------        ---------          ---------      ---------
Total operating expenses                                                 1,560            7,604              3,233         12,737
                                                                     ---------        ---------          ---------      ---------

(Loss) from operations                                                    (647)          (8,512)              (772)       (12,385)

Interest income                                                              3                8                  6             10
                                                                     ---------        ---------          ---------      ---------

(Loss) before income taxes and cumulative
     effect of change in accounting principles                            (644)          (8,504)              (766)       (12,375)

Income taxes benefit                                                         -                -                  -          2,651
                                                                     ---------        ---------          ---------      ---------

Loss before cumulative effect of change
     in accounting principle                                              (644)          (8,504)              (766)        (9,724)

Cumulative effect of change in accounting principle                          -                -                  -        (10,667)

Net (loss)                                                             $  (644)         $(8,504)           $  (766)      $(20,391)
                                                                     =========        =========          =========      =========
Basic and diluted net loss per share:
Before cumulative effect of change in
   accounting principle                                                $ (0.05)         $ (0.62)           $ (0.06)      $  (0.71)
Cumulative effect of change in accounting
     principle                                                         $     -          $     -            $     -       $  (0.78)

Net loss per share - basic and diluted                                 $ (0.05)         $ (0.62)           $ (0.06)      $  (1.49)

Weighted average common shares
     Basic and diluted                                                  13,664           13,632             13,664         13,647